                                                                    EXHIBIT 3(b)
                            CERTIFICATE OF CORRECTION

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            PLAINS PETROLEUM COMPANY

          It is hereby certified that:

          1.  The name of the corporation is PLAINS PETROLEUM COMPANY.

          2. The Restated Certificate of Incorporation of the Corporation, which was filed by the Secretary of State of Delaware on June 1, 1987, is hereby corrected.

          3.  The defects to be corrected in said instrument are as follows:

          a. The last sentence of paragraph D. of Article NINTH was added inadvertently and should be deleted.

          b. The word "themselves" in paragraph B.1. of Article ELEVENTH was added inadvertently and should be deleted.

          c. Paragraph E. of Article ELEVENTH was incorrectly transcribed in said Restated Certificate of Incorporation.

          d. The definition of "Related Party" contained in Paragraph F.5. of Article ELEVENTH should refer to "10%" rather than "5%."

          4.  The portions of the instrument in corrected form are as follows:

          a.  PARAGRAPH D. OF ARTICLE NINTH:

          "D. Special meetings of the stockholders of the corporation may be called by the Chairman of the Board, if any, or the President of the corporation, in his discretion, and shall be called by the President or Secretary at the direction in writing of not less than three directors of the corporation then holding office. Such written direction shall state the purpose or purposes of the proposed meeting. No business may be conducted at a special meeting of the stockholders unless set forth in the notice of such meeting (or any supplement thereto) given by or at the direction of an appropriate officer of the corporation as identified herein."

          b.   PARAGRAPH B.1 OF ARTICLE ELEVENTH:

          "1. such Business Transaction shall have been approved by a resolution adopted by not less than three-fourths of those members of the Board of Directors of this corporation holding office at the time such resolution is adopted who are not Related Party Directors (as hereinafter defined); or"

          c.  PARAGRAPH E. OF ARTICLE ELEVENTH:

          "E. Except as otherwise provided in this Article ELEVENTH, a Related Party may not, pursuant to a tender offer, one or more market purchases, or otherwise, acquire directly or indirectly, beneficial ownership of greater than twenty percent (20%) of the outstanding Common Stock of this corporation without the prior approval of a majority of the Board of Directors who are not Related Party Directors unless, prior to such acquisition, the Related Party (a) makes a cash tender offer for all of the outstanding Common Stock of this corporation not already beneficially owned by the Related Party at a price which is at least equal to the higher of (i) the highest per share price (including any brokerage commissions, transfer taxes, soliciting dealer's fees, dealer-management compensation and similar expenses) paid or payable by the Related Party to acquire beneficial ownership of any shares of Common Stock of this corporation during the twelve month period immediately preceding the commencement of such tender offer or (ii) the highest reported market price of this corporations's Common Stock during such twelve month period, and (b) purchases all shares of this corporation's Common Stock properly tendered pursuant to such offer."

          d.  PARAGRAPH F.5 OF ARTICLE ELEVENTH:

          "5. the term "Related Party" shall mean and include any Person which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of stock of this corporation entitled to vote in elections of directors (considered for purposes of this Article ELEVENTH as one class);"

          IN WITNESS WHEREOF, Plains Petroleum Company has caused this Certificate of Correction to be signed by its Chairman of the Board and attested by its Secretary this 17th day of May, 1988.

                                   PLAINS PETROLEUM COMPANY


                                   By: /s/ E. J. Jackson
                                      ---------------------------
ATTEST:                                 E. J. Jackson
                                        Chairman of the Board

/s/ Robert A. Miller, Jr.
-------------------------
Robert A. Miller, Jr.
Secretary